Exhibit 99.1

AMETEK Announces Third Quarter Results and Raises 2023 Guidance

Berwyn, Pa., October 31, 2023 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2023.

AMETEK’s third quarter 2023 sales were $1.62 billion, a 5% increase over the third quarter of 2022. Operating income increased 14% to a record $438.1 million and operating margins were a record 27.0%, up 220 basis points from the third quarter of 2022. Operating cash flow in the quarter was a record $473 million, up 45% versus the prior year.

On a GAAP basis, third quarter earnings per diluted share were $1.47. Adjusted earnings in the quarter were a record $1.64 per diluted share, up 13% from the third quarter of 2022. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.17 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"AMETEK delivered excellent results in the third quarter, highlighted by exceptional operating performance, robust margin expansion and strong cash flows," stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. "The strength of the AMETEK Growth Model was evident in our third quarter results as solid sales growth and operational excellence initiatives drove record earnings and cash flow. Given this strong performance and our outlook for the balance of the year, we are again raising our earnings guidance for the full year."

Electronic Instruments Group (EIG)
EIG sales in the third quarter were $1.14 billion, up 8% from the same quarter in 2022. EIG’s operating income in the quarter increased 23% to a record $335.2 million and operating income margins were a record 29.5%, an increase of 360 basis points compared to the third quarter of 2022.

"EIG achieved exceptional results in the third quarter with continued strong sales growth and record operating results," commented Mr. Zapico. "EIG’s sales growth was driven by solid organic sales growth and the contributions from recent acquisitions, while their operating performance was outstanding leading to sizeable margin expansion in the quarter."

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Electromechanical Group (EMG)
EMG sales in the third quarter were $486.7 million, down 2% from the third quarter of 2022. EMG’s third quarter operating income was $127.5 million while operating income margins were a very solid 26.2% in the quarter.

"EMG delivered strong operating performance in the third quarter as we navigated a dynamic environment driven by the impact of inventory normalization on short-term customer demand.
Growth remained strong across our aerospace, defense and medical businesses in the quarter,” commented Mr. Zapico.

2023 Outlook
"AMETEK's outstanding performance in the third quarter highlights our ability to successfully manage through economic cycles and consistently deliver exceptional results. The strength and flexibility of the AMETEK Growth Model, combined with our attractive, diversified market exposures and strong balance sheet, position us well to drive sustainable growth in the long term,"
commented Mr. Zapico.

“For 2023, we continue to expect overall sales to be up mid-to-high single digits compared to 2022. Adjusted diluted earnings per share are now expected to be in the range of $6.31 to $6.33, an increase of approximately 11% over the comparable basis for 2022. This is an increase from our previous guidance range of $6.18 to $6.26 per diluted share,” he added.

"We expect overall sales in the fourth quarter to be up mid-single digits on a percentage basis versus the prior year. Fourth quarter adjusted earnings per diluted share are anticipated to be in the range of $1.61 to $1.63, up 6% to 7% compared to the fourth quarter of 2022," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its third quarter 2023 investor conference call on Tuesday, October
31, 2023, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$1,622,837	$1,551,786	$4,866,065	$4,524,863

Cost of sales	1,020,920	1,004,596	3,096,635	2,941,604
Selling, general and administrative	163,782	162,670	506,963	480,657
Total operating expenses	1,184,702	1,167,266	3,603,598	3,422,261
Operating income	438,135	384,520	1,262,467	1,102,602
Interest expense	(18,386)	(20,245)	(57,678)	(60,165)
Other (expense) income, net	(6,256)	3,227	(15,313)	7,752
Income before income taxes	413,493	367,502	1,189,476	1,050,189
Provision for income taxes	73,123	69,861	219,152	197,728
Net income	$340,370	$297,641	$970,324	$852,461

Diluted earnings per share	$1.47	$1.29	$4.19	$3.68
Basic earnings per share	$1.48	$1.30	$4.21	$3.70

Weighted average common shares outstanding:
Diluted shares	231,751	230,714	231,414	231,675
Basic shares	230,691	229,500	230,431	230,360

Dividends per share	$0.25	$0.22	$0.75	$0.66

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales:
Electronic Instruments	$1,136,130	$1,054,124	$3,388,023	$3,070,131
Electromechanical	486,707	497,662	1,478,042	1,454,732
Consolidated net sales	$1,622,837	$1,551,786	$4,866,065	$4,524,863

Operating income:
Segment operating income:
Electronic Instruments	$335,171	$272,714	$951,970	$782,603
Electromechanical	127,534	136,467	384,253	389,047
Total segment operating income	462,705	409,181	1,336,223	1,171,650
Corporate administrative expenses	(24,570)	(24,661)	(73,756)	(69,048)
Consolidated operating income	$438,135	$384,520	$1,262,467	$1,102,602

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$841,901	$345,386
Receivables, net	936,803	919,335
Inventories, net	1,087,584	1,044,284
Other current assets	252,407	219,053
Total current assets	3,118,695	2,528,058

Property, plant and equipment, net	631,692	635,641
Right of use asset, net	165,450	170,295
Goodwill	5,479,025	5,372,562
Other intangibles, investments and other assets	3,698,514	3,724,564
Total assets	$13,093,376	$12,431,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$304,480	$226,079
Accounts payable and accruals	1,369,240	1,338,123
Total current liabilities	1,673,720	1,564,202

Long-term debt, net	1,856,129	2,158,928
Deferred income taxes and other long-term liabilities	1,221,018	1,231,478
Stockholders' equity	8,342,509	7,476,512
Total liabilities and stockholders' equity	$13,093,376	$12,431,120

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended
	September 30,
	2023	2022

Diluted earnings per share (GAAP)	$1.47	$1.29
Pretax amortization of acquisition-related intangible assets	0.22	0.21
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)
Adjusted Diluted earnings per share (Non-GAAP)	$1.64	$1.45

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31, 2023		December 31, 2023
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.44	$1.46	$5.63	$5.65
Pretax amortization of acquisition-related intangible assets	0.22	0.22	0.89	0.89
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.21)	(0.21)
Adjusted Diluted earnings per share (Non-GAAP)	$1.61	$1.63	$6.31	$6.33

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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